Exhibit 99.2

Trex Company, Inc.

Third Quarter 2023 Earnings Conference Call

Monday, October 30, 2023, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks - President, Chief Executive Officer

Brenda Lovcik - Senior Vice President and Chief Financial Officer

Brad McDonald - Chief Accounting Officer

Kara Strosnider - Director of Financial Planning and Analysis

Amy Fernandez - Vice President, General Counsel

Viktoriia Nakhla - Investor Relations

PRESENTATION

Operator

Good afternoon, and welcome to the Trex Company Third Quarter 2023 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad, to withdraw your question, please press “*” then “2.” Please note, this event is being recorded.

I would now like to turn the conference over to Vicky Nakhla. Please go ahead.

Viktoriia Nakhla

Thank you, everyone, for joining us today. With us on the call are Bryan Fairbanks, President and Chief Executive Officer. He is joined by finance executives, Brad McDonald, Chief Accounting Officer, and Kara Strosnider, Director of Financial Planning and Analysis as well as Amy Fernandez, Vice President, General Counsel, together with other members of Trex management, including the recently named Senior Vice President and Chief Financial Officer Brenda Lovcik.

The company issued a press release today after market close containing financial results for the third quarter of 2023. This release is available on the company’s website. This conference call is also being webcast and will be available on the investor relations page of the company’s website for 30 days.

I would now like to turn the call over to Amy Fernandez. Amy.

Amy Fernandez

Thank you, Viktoriia. Before we begin, let me remind everyone that statements on this call regarding the company’s expected future performance and conditions constitute forward-looking statements within the meaning of Federal Securities Laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Q as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Amy. Good evening and thank you for joining us to discuss our third quarter 2023 results. Building off our strong second quarter performance, Trex delivered another robust quarter with improvements across all key financial metrics. Consumer demand for Trex products remain resilient with channel sell-through growth in the mid-single-digits.

Trex Company, Inc.

Monday, October 30, 2023, 5:00 PM Eastern

Sales growth in the quarter also benefited from the successful launch of new products, along with our brand and marketing investments. These products resonate with consumers who value the aesthetics and low maintenance advantages of Trex products over traditional wood.

We continue to leverage our industry leading manufacturing capabilities, driving further cost reductions through increased production efficiencies resulting in an adjusted gross margin of 41.8%. This strong performance on less than full capacity is a clear indication of the leverage inherent in the Trex business model.

Adjusted EBITDA margin reached 31.5%, inclusive of our continued marketing and branding investments. As we highlighted at our recent Analyst Day, we remain focused on continuing to grow our market share as we convert more of the traditional wood decking market to Trex. Innovative new products remain central to our growth strategy, and we continue to expand our portfolio to meet consumer needs and preferences across all price points.

In the third quarter, we experienced continued positive market response to our Trex Signature® and Trex Transcend® Lineage™ products, two recently launched lines targeting the higher-end consumer. Lineage with its proprietary heat mitigation technology and a more refined, clean look has been well received in the marketplace. And after successful testing in selected geographies, we plan a national rollout for Signature decking, which is competing well at the high end of the market. We spent many years developing these game-changing products and are pleased with the reception we’re seeing from both our channel partners and consumers.

We also see significant growth potential in our broader Residential segment, driven by railing, fasteners, cladding and fencing, which together with decking brings our overall addressable market opportunity to approximately $14 billion. We believe in opportunities in railing alone offer substantial growth potential. The growth will be driven by expanded attachment rates coupled with attractive solutions to match consumer preferences at each price point while still delivering on Trex quality.

While we have manufactured and sold Trex railing products since our early years, we recently accelerated our efforts to further penetrate the market. Notably, we introduced our Trex Select® T-Rail system in the second quarter. This composite rail system is priced competitively against low-cost vinyl railing yet outperforms vinyl both in terms of aesthetics and performance. T-Rail is off to a great start, expanding our share in railing and building greater awareness of the Trex brand in this important category. The T-Rail launch continues our strategy of providing railing product at every price point as we have successfully done in decking.

As we continue to drive innovation through new products and tap into a range of new growth opportunities, we are expanding our production capacity in a disciplined manner. We will continue to develop our new facility in Arkansas using a modular approach, enabling us to match new capacity with anticipated market demand, while allowing us to incorporate emerging technologies that will further optimize production efficiency. As a part of our planned investment, we intend to incorporate AI to further improve product quality and create the lowest cost manufacturing facility in the industry.

We continue to focus on long-term growth and delivering value to shareholders in a sustainable manner. ESG leadership is important to us as it’s been part of our company’s DNA since its inception, and our sustainability goals align with profitability targets. We remain committed to the reduction of waste, water and energy consumption, empowering and investing in our valuable employees and helping build strong and healthy communities where we operate through our recycling programs, employee volunteer efforts and charitable donations.

Trex Company, Inc.

Monday, October 30, 2023, 5:00 PM Eastern

Now, I will turn the call over to Brad McDonald, Chief Accounting Officer, for a review of our financial performance.

Brad McDonald

Thank you, Bryan, and good evening. As in the previous quarter, given the divestiture of Trex Commercial Products at the end of 2022, and to provide a more meaningful comparison, my comments will compare our third quarter 2023 financial performance to the third quarter of 2022 Trex Residential results.

Net sales of $304 million exceeded our expectations and were significantly above last year’s $178 million of Residential net sales, which were impacted by channel inventory destocking.

Improved utilization rates from higher production volumes and the benefits from our investments in production efficiencies and cost-out programs drove a significant improvement in gross margin to 43.1%. During the quarter, we recognized a benefit of $3.8 million due to a reduction in the warranty reserve related to the legacy surface flaking issue that affected a portion of the products manufactured at the Nevada plant prior to 2007. Excluding the warranty benefit, gross margin was 41.8%, compared to Residential gross margin of 25.4% in last year’s third quarter.

Selling, general and administrative expenses were $45 million, or 14.7% of net sales, compared to $25 million, or 13.9% of Trex Residential net sales in the 2022 quarter. As discussed in the previous quarter, we’re returning to more normalized SG&A spending levels with a focus on branding, marketing and R&D.

Net income in the 2023 quarter was $65 million, or $0.60 per diluted share, compared to Trex Residential net income of $15 million, or $0.14 per diluted share, during the prior year quarter. EBITDA was $99 million, and EBITDA as a percentage of net sales, or EBITDA margin, was 32.7% compared to Trex Residential EBITDA of $32 million and EBITDA margin of 17.8% in the third quarter of 2022. Excluding the warranty benefit, net income in the 2023 quarter was $62 million, or $0.57 per diluted share, and adjusted EBITDA was $96 million, and EBITDA margin was 31.5%.

Year-to-date 2023 net sales were $899 million compared to $879 million of Residential net sales in the year ago period. Net income was $183 million, or $1.69 per diluted share, compared to Trex Residential net income of $177 million, or $1.57 per diluted share, in 2022. Year-to-date 2023 EBITDA was $285 million, resulting in an EBITDA margin of 31.7% compared to Trex Residential EBITDA of $268 million and EBITDA margin of 30.5% in 2022. Excluding the warranty benefit, year-to-date 2023 net income was $181 million, or $1.66 per diluted share, adjusted EBITDA was $281 million, and adjusted EBITDA margin was 31.3%.

Year-to-date operating cash flow was $288 million compared to $244 million in the comparable period of 2022 as we converted significant working capital into cash through the inventory reduction. Capital expenditures amounted to $113 million year-to-date, primarily related to the build-out of the Arkansas facility.

I will now turn to our updated guidance. We are projecting fourth quarter revenues in the range of $185 million to $195 million, reflecting both seasonally lower demand and the shift of our pre-buy to the first quarter of 2024 as discussed in last quarter’s conference call. The resulting impact is that full year 2023 revenues are projected to be $1.09 billion, assuming the midpoint of the fourth quarter revenue guidance. This is an increase from the $1.04 billion to $1.06 billion range provided during our last update.

Trex Company, Inc.

Monday, October 30, 2023, 5:00 PM Eastern

We are also increasing our full year adjusted EBITDA margin guidance to be between 29% and 29.5% compared to the previous range of 28% to 29%. This guidance includes our expectation that SG&A will be at the higher end of the range of 15% to 16% of net sales. Capital spending guidance is projected at the higher end of the estimated $145 million to $155 million previously provided. Depreciation and amortization will range from $47 million to $50 million, and our tax rate guidance remains at 25% to 26%.

With that, I’ll now turn the call back to Bryan.

Bryan Fairbanks

Thank you, Brad. Before I finish my remarks, I wanted to introduce the most recent addition to the Trex executive team, Brenda Lovcik, our new Senior Vice President and Chief Financial Officer. With over 25 years of experience, Brenda brings deep financial experience gained at global manufacturing companies, a strong track record in business operations and proven leadership skills. Brenda…

Brenda Lovcik

Thank you, Bryan, and good evening, everyone. This is an exciting time for Trex. And I am delighted to join the team as we continue to execute our growth strategy and build long-term value for Trex stakeholders. I look forward to speaking and meeting with you in person over the coming months.

Bryan Fairbanks

Thank you, Brenda. Trex is continuing to successfully navigate this dynamic environment, leveraging our industry-leading competitive advantages that clearly distinguish Trex from our competitors. Our laser focus on share gains from an expanding addressable market, complemented by our continued investment in innovation, product launches and consumer education will ensure we drive long-term shareholder value. I want to thank our Trex team members for their hard work, and channel partners for the many years of productive growth and look forward to many more years working together.

Operator, please open the call to questions.

QUESTION AND ANSWER

Operator

We will now begin the question-and-answer session. To ask a question, you may press “*” then “1” on your telephone keypad. If you’re using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press “*” then “2.” Please limit yourself to one question and one follow-up. If you have further questions, you may re-enter the question queue. At this time, we’ll pause momentarily to assemble the roster.

And our first question comes from John Lovallo of UBS. Please go ahead.

Trex Company, Inc.

Monday, October 30, 2023, 5:00 PM Eastern

John Lovallo

Good evening, guys. Thanks for taking my questions. The first one is the fourth quarter revenue expectations improved from what was implied at about $155 million to $185 million last quarter to the $185 million to $195 million today. And this would actually represent year-over-year growth versus the fourth quarter of 2022. That said, the implied EBITDA in the fourth quarter would still be down 18% to 20% year-over-year. So, can you just help us sort of bucket the year-over-year drivers that are weighing on the fourth quarter EBITDA other than maybe the higher SG&A?

Bryan Fairbanks

The biggest driver on that is going to be the SG&A related to branding spend. We do have new products that will be coming into the marketplace next year, so we will be creating samples, merchandising, creating all of the literature that goes around that. So, when you do the modeling for SG&A, you’ll see that, that will come in quite a bit higher than what it has been historically as we prepare to launch those products.

John Lovallo

Understood. Okay, and then maybe just from a high level, how did demand trend through the quarter? How would you characterize September exit rate? And how did things look in October?

Bryan Fairbanks

We were pleased with the consumer reaction to our products throughout the third quarter. I saw a mid-single-digit type sales growth. And for the fourth quarter, inclusive in our guidance, and to your point, slightly better than what we provided before. We assumed a roughly flat now. I would expect a low single-digit type growth in the fourth quarter with consumer demand. So, we’re still positive on the Trex consumer, the effectiveness of our marketing, also the weather conditions that we’re seeing across most of North America.

John Lovallo

Great. Thanks Bryan.

Bryan Fairbanks

Thank you.

Operator

The next question comes from Susan Maklari of Goldman Sachs. Please go ahead.

Susan Maklari

Thank you. Good afternoon, and thanks for taking the question. Bryan, can you talk a bit about how you’re thinking of the setup for ‘24? Appreciating that it’s still a bit early out there, but how do you think the industry, as well as Trex, will end the year in terms of channel inventories and maybe the potential to pull more volumes in next year, especially as you think about sell-in perhaps outpacing sell-out?

Bryan Fairbanks

I think the best way to look at it at this point, if I take myself back to this time last year, we were looking at 2023 being down mid-single-digits. And with the guidance we’ve provided, it will end up being up mid-single-digits on a full year basis, excluding any impacts from inventory changes at year-end. I am feeling more positive about the Trex consumer today than I was feeling a year ago. I see how these consumers are reacting to the value of installing a Trex deck. We hear more often than that these are consumers that might be normally looking to move up in their home, but because of high interest rates and high values of those homes, they’re not making that move, so they’re improving their existing spaces. I expect that tailwind on the repair and remodel side to continue to be a benefit for Trex as we move forward. So, I’m feeling marginally more positive today than I was at the end of last year.

Trex Company, Inc.

Monday, October 30, 2023, 5:00 PM Eastern

Susan Maklari

Okay. That’s helpful color. And then maybe following up on John’s question a bit, you mentioned to expect SG&A to be a bit higher in the fourth quarter in support of the new products that you’ll be launching. Any thoughts on how we should think about margin cadence for 2024? Any key items you’d highlight for next year?

Bryan Fairbanks

We’ll provide a lot more detail on 2024 as we get into the end of the year call and margin cadence. I would expect that we will see a stronger early buy as the channel recognizes that we need to ensure the appropriate amount of material is out there. But aside from that, really nothing else to provide at this point.

Susan Maklari

Okay. Alright. Thanks for the color. Good luck with everything.

Bryan Fairbanks

Thank you.

Operator

The next question comes from Ryan Merkel of William Blair. Please go ahead.

Ryan Merkel

Hey, everyone. Thanks for taking the questions. My first one, Bryan, you mentioned the positive response to the new decking products. How did you measure that? And then should we expect a bigger pop next year as you’re rolling that out in a bigger way?

Bryan Fairbanks

Yes, to answer your second question, yes, absolutely. It does take some time to get these products in the market. We launched two colors of our Lineage product line in, I believe it was May of last year, and then two additional colors in December of 2022. So, we’ve seen that build as we’ve gone through the course of the year, and we expect to see that continue to build next year as more people get more familiar with the Transcend Lineage product line, the heat mitigating technology, the updated colors. So, what we’re calling it based off of what we’re actually seeing in the market. From a Signature perspective, we expect that’ll be more of a niche product. It’s designed to really hold on to that super premium buyer that’s looking for the aesthetics and the feel of that real tropical hardwood. As we are seeing that turn through the channel in the test markets that we’ve launched it into, and we will have a national rollout of that in the new year.

Ryan Merkel

Perfect. And then for my follow-up, I’m just getting asked about the risk of consumer financing again. Can you just refresh us on your thinking there? And what percent of the consumer you think uses financing for your product?

Bryan Fairbanks

Consumer financing for deck projects is not extensively used. Data that we have in talking with our contractors, it’s less than 10% of the marketplace. It’s not something that we hear back from our contractors. And our contractors are not shy about asking us for selling tools to help them in the marketplace. It doesn’t even show up in the top 10 of things that they’re looking for, for selling tools along the way.

Trex Company, Inc.

Monday, October 30, 2023, 5:00 PM Eastern

Ryan Merkel

Great. Thank you.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Joe Ahlersmeyer of Deutsche Bank. Please go ahead.

Bryan Fairbanks

Hi, Joe.

Joe Ahlersmeyer

Hey, good afternoon, everybody. Thanks for taking the questions. I’m always looking at your finished goods inventory, but I think this third quarter number is particularly important as we think about what actions people might take in the channel around pre-buy. And it’s $43 million, I think, on finished goods. That is far lower than last year, and it’s more in line with 2021. I’m just wondering how you’re planning production in the fourth quarter to service even the guidance that you’ve put out? And then what you might do if the pre-buy is actually a little bit stronger than you’re assuming? I just want to also make sure that the number that you assume is pushed to 1Q hasn’t changed either?

Bryan Fairbanks

Yes, remember, last year, we pulled back our sales guidance significantly because of the need to reduce inventory in the channel. So, we were building inventory and putting it on our balance sheet from that perspective. Whereas this year, it was a regular third quarter inventory, and to your point, looks more like a normal end of the third quarter where we finish with usually the lowest inventory for the year. As we go into the end of the year, we will be building inventory as we normally do during the fourth quarter, and we’ll use that in addition to our production to be able to service the early buy and then through the second quarter of next year.

Joe Ahlersmeyer

And so, thinking about the fourth quarter implied gross margin, that’s reflective probably of the production rate of 3Q. And so, as you build inventory in 4Q, we might see a pretty decent step up into 1Q gross margin? Is that a fair way to think about it?

Bryan Fairbanks

Yes, production will be roughly in line with what we made, maybe even a margin a little bit higher than what we made in the third quarter.

Joe Ahlersmeyer

Alright. Thanks a lot. Good luck.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Jeffrey Stevenson of Loop Capital. Please go ahead.

Trex Company, Inc.

Monday, October 30, 2023, 5:00 PM Eastern

Jeffrey Stevenson

Hi. Thanks for taking my questions today, and congrats on the strong results.

Bryan Fairbanks

Thanks, Jeff.

Jeffrey Stevenson

So Bryan, can you talk about the current sentiment at your dealer and distributor partners? I’m just wondering if they’ve become incrementally more optimistic, if they have another strong sell-through-demand quarter, or does there remain some conservatism given concerns about the impact of higher interest rates and slowing existing home sales?

Bryan Fairbanks

Yes, what we’re hearing from the channel is that while there’s concern from consumers, those that have strong consumer brands are holding up better than other parts of the marketplace, which are more commodity-based. So overall, much like my comments earlier in the call, they’re feeling more positive about the Trex business going into next year than they did going into 2023. And they want to ensure they have the right inventory on the ground to be able to support those consumers as we continue to see a tailwind from homeowners that are staying in their existing homes, that they’re upgrading those wood decks. We’ve talked in the past about there being 50 million to 60 million wood decks, and about half of those are either passed or at the point of needing replacement.

Jeffrey Stevenson

Okay. Now that’s very helpful. And my second question is if there’s an opportunity to become more aggressive with your share repurchase program after the recent market-driven pullback here?

Bryan Fairbanks

We operate our program through 10b5-1 filings. Those parameters are preset when the program is filed. We do have a continuing program for the shares, and I expect that it’s a continued important part of our capital allocation. Our top priority is our organic growth, and then second would be share buyback.

Jeffrey Stevenson

Great. Thanks Bryan.

Bryan Fairbanks

Thank you.

Operator

The next question comes from Keith Hughes of SunTrust. Please go ahead.

Keith Hughes

Thank you. You have given us a view for capital spending for 2023. If we look at the 2024, would it be the same order of magnitude?

Bryan Fairbanks

We will provide additional color on that, but I do expect 2024 to be quite a significant year of capital spending as we really get into the heavy part of the build-out in the purchasing of the equipment for the decking building, as well as, potentially adding a warehouse on to that site as well to. And most of that capital we expended within the course of the year.

Trex Company, Inc.

Monday, October 30, 2023, 5:00 PM Eastern

Keith Hughes

And on the quarter, the revenue growth, was that all units or was there some price mix in the number?

Bryan Fairbanks

There was no price.

Keith Hughes

No price. Okay. Thank you very much.

Bryan Fairbanks

Thank you.

Operator

The next question comes from Trey Grooms of Stephens. Please go ahead.

Noah Merkousko

Hi, good afternoon. This is Noah Merkousko on for Trey. Thanks for taking my questions. First, do you anticipate the need to take any pricing in 2024?

Bryan Fairbanks

We haven’t made decisions on pricing. If we were to take pricing, we would talk with the channel prior to talking with the investment community on that. We have not seen any significant upward move in our overall cost. Other than a few things here and there on, some certain specific smaller product lines that we might consider along the way, but I wouldn’t expect it to be material.

Noah Merkousko

Got it. That makes sense. And then for my follow-up. Is $60 million to $80 million still the right way to think about potential inventory build in 1Q 2024?

Bryan Fairbanks

I wouldn’t necessarily call it inventory build. I would expect the inventory build to be larger than that. The $60 million to $80 million specifically refers to those sales that would have otherwise occurred in December as part of our early buy. Last year, we did it over a four-month time period from December through March. This year, we will do it over a three-month time period, January through March.

Noah Merkousko

Got it. That makes sense. Thanks for taking my questions.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Alex Rygiel from B. Riley FBR. Please go ahead.

Trex Company, Inc.

Monday, October 30, 2023, 5:00 PM Eastern

Alex Rygiel

Thanks Bryan and very nice quarter here. Could you provide a bit more color on the increase in sales guidance relative to sell-through versus channel inventory rebounding?

Bryan Fairbanks

Are you talking specific for the fourth quarter?

Alex Rygiel

Yes.

Bryan Fairbanks

So, for the fourth quarter, originally, we had expected that we would be looking at a flattish fourth quarter. Now, I am expecting to see a low single-digit type growth, and then there will be just a little bit of inventory build within the channel itself. When looking at the end of the third quarter it was well below where things were last year, and so I would expect just a small rebound within the quarter and then the meaningful inventory build will occur during the fourth quarter of next year.

Alex Rygiel

That’s helpful. And then I believe railing attachment rates are in 15% to 20% range. Is there any way you could be a little bit more specific in that? Maybe talk about how that’s changed in 2023 and maybe talk about how that could change in 2024?

Bryan Fairbanks

It’s a significant variant to the attachment rate depending upon the regions that we operate within, the attractiveness of our existing railing profiles to those regions out there. And it can be anywhere from 15%, going all the way up to over 50% depending upon the area. That’s one of the things that we are going to work on. How can we better have a metric to reference that back to the marketplace? But there is such a wide variance on it today that trying to pick a single metric on overall attachment rate doesn’t work all that well for us. But what we do see is where we have those lower attachment rates. That means that there are areas of the marketplace that were not hitting the sweet spot for what they are looking for and they are all opportunities for us to be able to expand that attachment rate to get it up to 50% to 60% across the board.

Alex Rygiel

Thank you.

Operator

The next question comes from Phil Ng of Jefferies. Please go ahead.

Phil Ng

Hey guys, congrats on a strong quarter, and Brenda, I am looking forward to working with you going forward. So, Bryan, sell-out was obviously quite impressive in a pretty tough backdrop in R&R. A few building products companies have talked about maybe flat to down low single-digit R&R for 2024. So, assuming that’s the right backdrop. Do you expect to grow on that environment? And I know, at your Investor Day, you guided low double-digit organic growth. Is that something that’s achievable in this current environment?

Bryan Fairbanks

Yes, I think next year growth is absolutely in the cards for Trex. I will go back to my comments around the brands continue to bring consumers in. We also operate in a segment that when consumers do tend to pull back, our consumers tend to be a little bit higher income and they don’t pull back quite as hard. So, we feel good about where we stand in the market.

Trex Company, Inc.

Monday, October 30, 2023, 5:00 PM Eastern

Phil Ng

Okay. That’s helpful. And then the attachment rate on railing, you’ve talked about it at length at your Investor Day and you called it out in your outlook as well today. Do you have any wins that you want to call out that could be substantial? And how are you approaching trying to capture share in this business differently than years past? Is it a product rollout? And when we think about wins here, does it have any material impact on your incremental margins, mix and all that good stuff?

Bryan Fairbanks

I think it’s fair to say when you’ve listened to us talk over the past four years or so, we’ve talked about decking. And so, you have heard a little bit of a shift it is not as if we are moving away from decking, but we want the market to understand there is a real opportunity for Trex in railing. There will be more resources from an R&D perspective as well as focus from our sales team of how we go about ensuring that we are getting our fair share in the market. And a great example is the launch of a T-Rail system. There are a lot of people that installed the low-cost vinyl railing systems in the marketplace. We put a product out there. We’ve had a couple nice wins where we’ve been able to take competitor product off the shelves and they brought Trex in, they have bundled it in with the rest of the program, and we continue to see great opportunity to do that with T-Rail but also other railing profiles that we are not playing in today.

Phil Ng

Any impact on margins and incrementals?

Bryan Fairbanks

We focus on continually improving our margins on an ongoing basis. Some of our products have higher, some have a little bit lower along the way, but we are looking for overall continuous improvement. I wouldn’t expect to see a significant change just because of additional focus on railing.

Phil Ng

Okay. Thank you.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Stanley Elliott of Stifel. Please go ahead.

Stanley Elliott

Hey everybody, thank you all for the question. Bryan, you mentioned the cost environment. You are not really moving one way or the other. Is that more a function of just what you’re seeing in the macro? You’ve spent a lot of energy on moving down the stream on recycling. I’m just curious kind of what sort of breakdown would be from the process improvement versus just overall commodity prices?

Trex Company, Inc.

Monday, October 30, 2023, 5:00 PM Eastern

Bryan Fairbanks

One of our strategies is to have ongoing continuous improvement programs that can offset a, let’s call it, normal amount of inflation over the course of the year and generate improvement from our overall EBITDA margin perspective. So, let’s say we get back to a normal environment. We’re back down to a 2% type inflation rate. I would expect that we can continually offset that with continuous improvement. Really, the only thing that we’ve seen, I would say, over the last quarter, of course, fuel prices, diesel has gone up and then electric prices out in the Western footprint continue to go up. But again, those are not that significant compared to the type of inflation that we saw the prior two years, where we really had to take pricing to cover it.

Stanley Elliott

And then, in terms of some of the new product launches you’ve got slated for next year, you mentioned a reference. Should we expect those to be more in the decking category, more in some of the adjacent categories that you guys had touched on at the recent Analyst Day?

Bryan Fairbanks

Stay tuned on that. There will be some news forthcoming later on in the quarter.

Stanley Elliott

Very good. Alright. Thanks so much. Best of luck.

Bryan Fairbanks

Thanks Stanley.

Operator

The next question comes from Tim Wojs of Baird. Please go ahead.

Tim Wojs

Hey, guys. Good afternoon, nice job. Maybe just on sell-through, the mid-single-digit that you talked about. Was there any kind of variance between the different types of channels that you service?

Bryan Fairbanks

I would say the pro-channel. And when I say pro, anybody selling to a contractor. So, our pro channel sells to contractors, but our DIY big boxes also sell to those pro customers. That tended to be somewhat stronger than the pure DIY customer during the third quarter.

Tim Wojs

Okay, good. And then just on the winter buy. One, is there any change to that $60 million shift that you talked about last quarter from Q4 to Q1? And did you make any structural changes to the winter buy program at all? Or is it really just a one less month than what you’ve had before?

Bryan Fairbanks

That’s probably the biggest difference is it’s one less month. Otherwise, the program is relatively similar. We do make some adjustments based off of feedback that we get from our channel partners each year and things that we specifically want to focus on. But otherwise, it’s not too far off what we’ve done in the past.

Tim Wojs

Okay, good. Well, good luck on the rest of the year. Thanks.

Bryan Fairbanks

Thanks, Tim.

Trex Company, Inc.

Monday, October 30, 2023, 5:00 PM Eastern

Operator

The next question comes from Rafe Jadrosich of Bank of America. Please go ahead.

Rafe Jadrosich

Hi, good afternoon. Thanks for taking my question. Bryan, on the 4Q marketing investments, would you be able to just quantify it a little bit for us? Like should we be thinking about SG&A dollars maybe flattish quarter-over-quarter? And is any of that a pull forward of investments?

Bryan Fairbanks

I don’t expect it will be flattish. You can back into it with the SG&A guidance where we talked about 15% to 16% but being at the higher end of that part of the guidance and back into a number for the fourth quarter.

Rafe Jadrosich

Okay. And then, there’s been a big step-up on SG&A this year. It seems like it’s been effective in driving the demand and sell-through. How do we think about the level of spend that’s appropriate going forward? And as we go into next year, do you think the 2023 run-rate is the right level?

Bryan Fairbanks

I think we’ll continue to leverage SG&A. We’ve talked about that before as one of the driving opportunities for our EBITDA improvement overtime. I don’t see that we’re going to be looking at 40 to 50 basis-point annual improvement, but that 20 to 30 type level, absolutely.

Rafe Jadrosich

Got it, okay. And then just one more quick one. Would you be able to talk about the sellout trends that now that railing is becoming a bigger part of your business and you’re focusing more there? How did the decking sellout trend versus railing? Did one outperform the other or both of them in that mid-single-digit range?

Bryan Fairbanks

Both of them were in that range.

Rafe Jadrosich

Great, thank you. Very helpful.

Operator

The next question comes from Michael Rehaut of JP Morgan. Please go ahead.

Michael Rehaut

Hi, good afternoon. Thanks for taking my questions.

Bryan Fairbanks

Hi, Michael.

Michael Rehaut

Hey, so first, I just wanted to make sure I heard you correctly from before in terms of 4Q into 1Q. It looks like from 2015 to 2019, there was a seasonal move of about $40 (million) to $50 million of higher sales in 1Q versus 4Q. Are you saying that we should expect it to be a little greater than that due to that month shift maybe by another $15 (million) or $20 million? Is that the right way to think about it? Just want to make sure I was understanding you correctly.

Trex Company, Inc.

Monday, October 30, 2023, 5:00 PM Eastern

Bryan Fairbanks

I think the more important part is we’re a bigger company today from those years that you’re looking at. So, yes, the number would be higher. But the model really hasn’t changed where it’s extremely important that that inventory gets pre-staged in the marketplace before the season really turns on during the peak seasonal months.

Michael Rehaut

Okay, got it. No, thank you. And just secondly, talking about the attachment rates for railing and the opportunity there. And obviously, you also have some additional capacity that you’ve turned on over the last couple of years. Is there any way to think about whatever the market baseline would be in 2024? What do you think those additional opportunities, either from ramping up your sales efforts on the railing side or just pursuing additional opportunities through your additional capacity to build your channel or other channels, any way to think about what the growth opportunity might be above the market next year?

Bryan Fairbanks

We’ll talk more about next year as we get into the end of the year call. But I think when you look at over the longer term, inclusive of the five-year target from our Investor Day of a 12% top line and growing our EBITDA margin by 500 basis points through 2028, that’s inclusive of that railing and decking growth.

Michael Rehaut

Okay, thank you.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Kurt Yinger of D.A. Davidson. Please go ahead.

Kurt Yinger

Great. Thanks, and good afternoon, Bryan. Just wanted to start off on sell-through. When you talk about the mid-single-digit growth, is that based on sales out of two-step or more reflective of point of sale at the dealers and retailers themselves? And then as we think about the full-year guide of $1.09 billion in sales, we think about some of the sales being pushed into Q1 of next year, is a realistic full year sell-through number in that $1.15 billion in sales? Is that a reasonable starting point as we start thinking about 2024?

Bryan Fairbanks

We’ll talk more about ‘24 on the next call. Related to the sell-through specifically, it was really consistent, I would say, between the low single-digit and mid-single level. So not necessarily at the Trex side, that takes out any movements that you would have in inventory.

Kurt Yinger

Okay. Got it. And then this last quarter, one of the more notable shifts that we heard on the contractor side was just a thinning of project backlogs and in some cases, those being below normal at this stage. Is that a theme you’ve heard at all out of your contractor network? And how does that maybe impact your view around underlying demand trends going forward?

Trex Company, Inc.

Monday, October 30, 2023, 5:00 PM Eastern

Bryan Fairbanks

What we’re hearing is there’s some thinning for some of the smaller projects that are out there. But the bigger projects, there continues to be a good backlog and a quite robust demand for those larger product projects.

Kurt Yinger

Okay. Thanks for the color.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Reuben Garner of The Benchmark Company. Please go ahead.

Reuben Garner

Thank you. Good evening, everybody. Bryan, did I hear you mention increasing capacity in the near term? If so, how are you going about doing that? Did you quantify how much? And is there any near-term investment or impact on margins from doing that?

Bryan Fairbanks

No. Remember, we pulled back our capacity quite significantly last July. So, this is just bringing back on some of that capacity. And I would expect the fourth quarter just to be marginally higher than where we were in the third quarter.

Reuben Garner

Okay. Great. And then the railing initiatives, is there any potential or opportunity that there might be an inventory build situation next year where some of your customers ramp the amount of product that they carry or keep on hand as you guys build that out or is that not baked, I assume, into that $60 (million) to $80 million number that you talked about. I assume that would be separate. Is that a sizable opportunity or it’s something probably not as material?

Bryan Fairbanks

I think what you’re asking is there a onetime in-fill related to it? Clearly, as we end up with new products, there are going to be onetime in-fills. These in-fills are not nearly to the same degree as, for example, when we launched Trex Enhance® back in 2019, and we had, I think it was, five or six different colors and a bunch of different lengths. We had the Basics, we had the Enhance product. It was a material in-fill. So, the railing piece will be part of our normal early buy. And there will be some level of in-fill, but it’s not going to drive the growth on its own.

Reuben Garner

Perfect. Thanks, congrats on the strong results.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Steven Ramsey of Thompson Research Group. Please go ahead.

Steven Ramsey

Good evening. Just a quick question to clarify first. Did pro outpace DIY? You said that. Was DIY a drag or was pro just meaningfully better but both positive?

Trex Company, Inc.

Monday, October 30, 2023, 5:00 PM Eastern

Bryan Fairbanks

Well, what I’m trying to make sure that we clarify is both Home Depot and Lowe’s, both sell to the pro-contractor. So, if I bifurcate my pro and my folks, they may be buying from any part of the channel and they’re doing it themselves, that part of it was weaker. Anybody that’s selling to the pro channel continued to be somewhat stronger and drove more of the growth.

Steven Ramsey

Okay. Helpful. And then getting into the nuance of higher SG&A spending at the high end still on a percentage of sales, but a higher dollar amount as well. Is there a way to think like-for-like spending on higher SG&A spend on decking versus how much of that is related to driving demand in the ancillary products like railing?

Bryan Fairbanks

We’ve not tried to split that out. We have continued to focus on our branding effort to make sure we’re doing everything that we can to bring those customers in the door to buy a Trex product, especially while the weather continues to hold up here at the end of the season.

Steven Ramsey

That’s helpful. Thank you.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Matthew Bouley of Barclays. Please go ahead.

Matthew Bouley

Hey, good evening, guys. Thanks for taking the question. So, on the fourth quarter margin guide, I think even with SG&A getting to the high end of your full year guide, it still implies that step down in gross margin in the fourth quarter. I think you said earlier that the timing of some of your production economics is going to play into it. But my question is, was the production in Q3 enough to take your gross margins down to that degree in Q4? Is there anything else hitting the gross margin in the fourth quarter or are you just building in conservatism there?

Bryan Fairbanks

It’s primarily related to the production economics. So, the revenue is significantly lower than it is in Q3. Not all of the costs that go through manufacturing end up getting put into inventory. You saw that impact last year in the fourth quarter. And so, that’s just a continued part of the impact from the way the costs flow through the balance sheet and inventory.

Matthew Bouley

Perfect. Got it. Okay. And second one, on the last comment, that sort of true retail DIY was a tad weaker. How do you read into that? Historically, have you seen that DIY lead pro or perhaps not? Is it just different types of consumers? My question is really what do you make of that, Bryan?

Trex Company, Inc.

Monday, October 30, 2023, 5:00 PM Eastern

Bryan Fairbanks

I think at the lower cost decking side of things, it has probably more of an impact in the short term. But everything that I’m seeing is that the consumer that’s looking to do the larger projects and using the higher-end material is absolutely there. We talked about the tailwinds from higher interest rates preventing people to move up, and we’re hearing that as a continued story line coming back from our contractors as well as our dealer body.

Matthew Bouley

Thanks Bryan. Good luck.

Bryan Fairbanks

Thank you.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Bryan Fairbanks for any closing remarks.

CONCLUSION

Bryan Fairbanks

Thanks for everybody’s participation today and your support of the Trex Company and our growth objectives. We look forward to speaking with many of you in the coming weeks. Good evening.

Operator

The conference has now concluded. Thank you for attending today’s presentation, and you may now disconnect.

Trex Company, Inc.

Monday, October 30, 2023, 5:00 PM Eastern